Share Purchase Agreement

THIS AGREEMENT made and effective as of July 31, 2000

B E T W E E N:

                     SYMPHONY TELECOM INC., a corporation incorporated under the laws of the Province of Ontario, having its principal place of business at 347 Bay Street, Suite 500, Toronto, Ontario M5H 2R7

                     (the "Purchaser")

                                     - and -

                     TELEMAX COMMUNICATIONS INC., a corporation incorporated under the laws of the Province of Ontario with its principal place of business at 231 Millway Avenue, Suite 17, Concord, Ontario L4K 3W7

                     (the "Corporation")


WHEREAS the Corporation wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Corporation 307,500 common shares in the capital stock of the Corporation (the "Purchased Shares") from the Corporation's treasury;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants, agreements, warranties and payments herein set out and provided for, the parties hereto covenant and agree as follows:

                                   Article 1
                       Purchased Shares and Purchase Price

1.1 Subject to the terms and conditions hereof, the Corporation agrees to sell from its treasury to the Purchaser and the Purchaser agrees to purchase from the Corporation the Purchased Shares.

1.2 The consideration payable by the Purchaser to the Corporation for the Purchased Shares shall be the sum of $4,000,000 (CDN) shall be payable on Closing (as defined below) by certified cheque or bank draft.

1.3 The portion of the purchase price referred to in Section 1.2(a) above shall be set-off in its entirety against the amount of $4,000,000 to be advanced by the Corporation to the Purchaser and its parent, Symphony Telecom International Inc. pursuant to a promissory note dated evenly herewith.

                                   Article 2
                Representations and Warranties of the Corporation

2.1 The Corporation covenants, represents and warrants as follows and acknowledges that the Purchaser is relying upon such covenants, representations and warranties in connection with the purchase by the Purchaser of the Purchased Shares:

         (a) The Corporation has been duly incorporated and is organized, validly subsisting and in good standing under the laws of the Province of Ontario.

         (b) The Corporation is duly qualified as a corporation to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property owned or leased by it makes such a qualification necessary.

         (c) The authorized capital of the Corporation prior to issuance of the Purchased Shares consists of an unlimited number of common shares of which 692,500 shares have been duly issued and are outstanding as fully paid and non-assessable as follows:

                  Name of Shareholder                  Number of Common Shares

                  Vakili                               150,675
                  Manucher                             110,700
                  Farshid                               46,125
                  Purchaser                            307,500

         (d) No person, firm or corporation has any agreement or option, or any right or privilege capable of becoming an agreement or option for the purchase from the Corporation of any of the shares.

         (e) No person, firm or corporation has any agreement or option or any right or privilege capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any of the unissued shares in the capital of the Corporation or of any securities of the Corporation.

         (f) The sales revenue of the Corporation for its 2000 fiscal year was approximately $9,600,000 (CDN).

         (g) The sales revenue of the Corporation for its 2001 fiscal year is projected to be $15,000,000 to $18,000,000 (CDN).

         (h)      The   Corporation's   outstanding   debt   to  its   bank   is
                  approximately $300,000.

         (i) The Corporation's assets include 1 switch at 151 Front Street, 6th Floor, Toronto, Ontario, and 2 workstations, an accounting network, miscellaneous software licenses, a complete graphics system with work stations and associated software, a die cut system and a scratch off system, all located at 231 Millway Avenue, Suite 17, Concord, Ontario.

         (j) The books and records of the Corporation fairly and correctly set out and disclose in all material respects, in accordance with generally accepted accounting principles, the financial position of the Corporation as of the date thereof and all material financial transactions of the Corporation relating to its business have been accurately recorded in such books and records.

         (k) The corporate records and minutes of the Corporation contain complete and accurate minutes of all meetings of the directors and shareholders of the Corporation held since incorporation of the Corporation, all such meetings were duly called and held, the share certificate books, register of shareholders, register of transfers, and register of directors of the Corporation are complete and accurate.

         (l) There are no actions, suits, proceedings, investigations or claims now threatened or pending against the Corporation in respect of taxes, governmental charges or assessments, or any matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by any such authority.

         (m) The Corporation has no loans or indebtedness outstanding which have been made to directors, former directors, officers, shareholders and/or employees of the Corporation or to any person or corporation not dealing at arms length with any of the foregoing.

         (n) The Corporation has good and marketable title to its assets, free and clear of any and all claims, liens, encumbrances and security interests whatsoever, with the exception of claims, liens, encumbrances and security interests granted in favour of lenders relating to debts which are reflected in the Corporation's financial statements.

         (o) The Corporation has duly and timely filed all tax returns required to be filed by it and has paid all taxes which are due and payable, and has paid all assessments and reassessments, and all other taxes, governmental charges, penalties, interest and fines due and payable by it on or before the date hereof.

         (p) The Corporation is not in default or breach of any contracts or agreements (written or oral), or indentures or other instruments to which it is a party and there exists no state of facts which after notice or lapse of time or both would constitute such a default or breach, and all such contracts, agreements, indentures or other instruments are now in good standing and the Corporation is entitled to all benefits thereunder except as otherwise disclosed herein. The Corporation is under no obligation in respect of its business which the Corporation cannot reasonably be expected to fulfill in the ordinary course of its business.

2.2      The  covenants,  representations  and  warranties  of  the  Corporation contained in this Agreement and contained in any document or certificate given pursuant hereto shall survive the closing of the purchase and sale of the Purchased Shares herein provided for and, notwithstanding such closing, or any investigation made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser for a period of five (5) years following closing of the transaction provided for herein after which time the Corporation shall be released from all obligations and liabilities hereunder in respect of such representations and warranties except with respect to any claims made by the Purchaser in writing prior to the expiration of such period.

                                   Article 3
                                 Indemnification

3.1 The Corporation agrees to indemnify and save harmless the Purchaser of and from any loss whatsoever arising out of, under or pursuant to:

         (a) any material loss suffered by the Purchaser as a result of any breach or inaccuracy of representation, warranty or covenant contained in this Agreement; and

         (b) all claims, demands, costs and expenses reasonably incurred in respect of the foregoing.


                                   Article 4
                              Closing Arrangements

4.1 The closing shall take place at 4:00 p.m. on September 29, 2000 at the offices of Lafleur Brown counsel for the Corporation.

4.2 Each of the parties hereto will from time to time at the other's request and expense and without further consideration, execute and deliver such other instruments of transfer, conveyance and assignment and take such further action as the other may require to more effectively complete any matter provided for herein.

4.3 Each party represents and warrants to each other party that, except as otherwise expressly provided in this Agreement, no other party will be liable for any brokerage commission, finder's fee or other like payment in connection with the transactions contemplated hereby because of any action taken by, or agreement or understanding reached by, the first party.

4.4 The Purchaser shall have the right, prior to Closing, to have an auditing firm, Anderson, Quick & Fernival, to audit the books and records of the Corporation, provided that (i) all costs and expenses of such auditing firm shall be borne by the Purchaser, and (ii) the Corporation shall in no way be responsible or liable to the Purchaser or any third party for any negligence or wrongful conduct of such auditors.

4.5 Any notice, direction or instrument required or permitted to be given hereunder shall be in writing and may be given by mailing the same postage prepaid or delivering the same addressed to the such party at its address first above mentioned. Any notice, direction or other instrument aforesaid, if delivered shall be deemed to have been given or made on the date on which it was delivered or it mailed shall be deemed to have been given or made on the third business day following the day on which it was mailed. The Parties may change their addresses for service from time to time by notice given in accordance with the foregoing.

4.6      Time shall be of the essence of this Agreement.

4.7 This Agreement, including the Schedules hereto, constitutes the entire agreement between the parties hereto. There are not and shall not be any verbal statements, representations, warranties, undertakings or agreements between the parties and this Agreement may not be amended or modified in any respect except by written instrument signed by the parties hereto.

4.8 This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Province of Ontario.

4.9      This  Agreement  shall enure to the benefit of and be binding  upon the
         parties   hereto   and   their   respective   heirs,   legal   personal
         representatives, successors and assigns.

4.10 The parties acknowledge that the recitals herein are true and correct in all material respects.


IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

                                                 SYMPHONY TELECOM INC.

                                                 Per: /s/ Daniel G. Cullen
                                                      --------------------------
                                                      Name: Dan Cullen
                                                      Title:  President

                                                 TELEMAX COMMUNICATIONS INC.


                                                 Per: /s/ Ali Vakili
                                                      --------------------------
                                                      Name: Ali Vakili
                                                      Title:  President